Exhibit 10.9

FIRST AMENDMENT TO

2015 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of First Home Bancorp, Inc. (the “Company”) hereby adopts this First Amendment (this “Amendment”) to 2015 Non-Qualified Employee Stock Purchase Plan (the “Plan”). Except as stated below, the remainder of the Plan remains unchanged by this Amendment.

Section 3 of the Plan is hereby amended and restated in its entirety as follows:

Section 3. Participation in the Plan.

Each Eligible Employee shall be entitled to enroll and participate in the Plan by providing the Company written Notice of Participation setting forth the payroll deduction requested for each pay period. A Participant may terminate his or her participation at any time by providing the Company written Notice of Termination of Participation.

The foregoing Amendment was adopted by the Board of Directors of the Company on October 29, 2019.

/s/ Anthony N. Leo
Anthony N. Leo
Chief Executive Officer